Hydromer, Inc.	35 Industrial Parkway · Branchburg, NJ 08876 · U.S.A.
Tel: (908) 722-5000 ·Fax (908) 526-3633 · http://www.hydromer.com
In the U.S. Toll Free: 1-877-HYDROMER
Video Conferencing IP Address: 66.237.185.38

PRESS RELEASE: The following is available for immediate release:
Branchburg, New Jersey; October 27, 2005

From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

Contact:	Robert Y. Lee, Vice President Finance
(908) 722-5000

Symbol:	HYDI.OB OTC Bulletin Board
HDO BSX, Boston Stock Exchange

Hydromer, Inc. Receives 510(k) Clearance for Nasogastric Feeding Catheters
via their Biosearch Medical Products, Inc. subsidiary

Branchburg, October 27, 2005, --- On October 12, 2005, Hydromer, Inc. (HYDI.OB - OTC BB) received 510(k) clearance from the U.S. Food & Drug Administration, via their wholly owned subsidiary Biosearch Medical Products, Inc.; for the U.S. launch of Nasogastric Feeding Catheters.

Martin von Dyck, President of Biosearch Medical Products and the Executive Vice President of Hydromer, Inc., commented: “The Hydromer subsidiary was an early Enteral Feeding catheter pioneer in the late 1970’s through mid-1990’s when Biosearch Medical Products, divested and sold off the Nasogastric Feeding Catheter business in 1995. Continual requests from existing clients, as well as the market place in general, have caused Biosearch to re-enter this market sector. Biosearch will offer catheters ranging from pediatric sizes to adult sizes in both sterile and non-sterile versions. All of these catheters will feature Hydromer® hydrophilic coating technology which makes these catheters easier to place in patients.”

The Nasogastric Feeding Catheter product line will complement the current Biosearch catheter product lines that address the Gastro-intestinal Feeding/Decompression and Endoscopic Accessory markets.

Biosearch Medical Products sells the majority of its products, all which feature the Hydromer® hydrophilic coating technology, through private label agreements with several large international medical corporations.

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.